Exhibit 10.1

August 31, 2012

Via email: mroseborough@gmail.com

Mark Roseborough
516 Gun Club Rd.
Nashville, TN 37205

RE: Offer of Employment

Dear Mark,

On behalf of Daystar Technologies Inc (the “Company”), the Board and I would like to extend the following offer for employment at the Company and am pleased to outline below your terms of employment:

1.	Title and Reporting Relationship. You will be employed as the President and will report to the CEO.

2.	Start Date. Your start date shall be considered Saturday, September 1, 2012 for the purposes of compensation.

3.	Duties and Responsibilities. Your initial duties will be those set forth on Exhibit A hereto. It is expressly agreed that your duties may be amended from time to time at the request of the Company.

4.

Base Salary. You will receive a salary equivalent to CDN$200,000.00 on an annual basis, paid semi-monthly with customary payroll deductions. This position will be an exempt position and not subject to overtime or hourly pay requirements. Payment of salary will be in shares until such time as the company closes a major financing or no less than one million dollars, subject to share availability under the company’s employee stock option and compensation program as authorized by the Company’s shareholders and the company will make reasonable commercial efforts to provide for the registration of these shares.

5.

Signing Bonus. Signing bonus shall be 200,000 of restricted shares of the Company’s stock with a value, using the hire date’s closing price of $1.58 per share, of $316,000. The restricted shares shall be 200,000 shares with a cost basis of $0.01 and paid upon commencement of employment with vesting over 12 equal installments.

6.	Annual Bonus. Eligible for participation in the Executive Bonus Plan.

7.	Equity Stock Grants. You will be granted an equity interest in the Company as set forth in the final Grant Agreement.

8.

Temporary Housing and Expense Reimbursement. The Company shall cover a reasonable housing allowance for up to three months while traveling and working in Kelowna, BC including hotel costs or a temporary apartment or a temporary room rental and a rental car or cost of temporary transportation. The Company office location you will be assigned will be in Kelowna, BC.

DayStar Technologies, Inc.
Mark Roseborough Offer of Employment
August 31, 2012

9.

Employee Benefits. You will be eligible to receive the benefits offered to other senior employees of the Company. All benefits are subject to modification by the Company at its sole discretion. Your benefits shall include standard Canadian based employee health insurance, company approved holidays, a 4 week vacation accrual. Certain benefits may require elective participation and/or mandatory contributions.

10.	Professional Affiliations. The Company will pay for your professional affiliations.

11.	Foreign Taxes. This is non-applicable to you unless you are transferred to another location.

12.

Legal Status. You are an at-will employee of the Company, and your employment may be terminated at any time, for any reason, or without any reason, by you or by the Company subject to the terms of your final agreement. Reasonable severance will be provided.

13.

Choice of Law. This agreement will be governed by the laws of the State of California, without regard to its conflict of law principles. Since you will be based in Kelowna, British Columbia this agreement will also be subject to the laws and jurisdiction of the Province of British Columbia.

I look forward to your joining the Daystar Technologies team and to a successful and mutually rewarding relationship.

Sincerely,

/s/ Dale Hoover
Dale E. Hoover
VP & CFO & Secretary

Accepted and agreed:

Mark Roseborough

Signed: ____________________________

Dated:_____________________________